United Security Bancshares reports 2017 net income of $8.6 million

FRESNO, CA - January 29, 2018. United Security Bancshares (Nasdaq: UBFO), today announced its unaudited financial results for the quarter ended December 31, 2017. The Company reported consolidated net income of $1,637,000, or $0.10 per basic and diluted common share, for the quarter ended December 31, 2017, as compared to $1,555,000, or $0.09 per basic and diluted common share, for the quarter ended December 31, 2016. The Company recognized net income of $8,640,000 for the year ended December 31, 2017, an increase of 17% compared to the net income of $7,385,000 recognized for the year ended December 31, 2016. Basic and diluted earnings per share increased to $0.51 for the year ended December 31, 2017, as compared to $0.44 for the year ended December 31, 2016.

Fourth Quarter 2017 Highlights (at or for the quarter ended December 31, 2017, except where noted)

▪	Net interest income after provision for credit losses increased to $8,096,000 compared to $7,398,000 for the quarter ended December 31, 2016, and decreased from $8,150,000 in the preceding quarter.

▪	Net interest margin increased to 4.38% from 4.15% for the quarter ended December 31, 2016.

▪	Net recoveries totaled $61,000, compared to net recoveries of $145,000 in the preceding quarter and net recoveries of $2,000 for the quarter ended December 31, 2016.

▪	Total loans increased to $602,390,000, compared to $570,834,000 at December 31, 2016.

▪	Nonperforming assets as a percentage of total assets decreased to 2.17%, compared to 2.40% at December 31, 2016.

▪	Nonperforming assets decreased approximately $1,396,000 between December 31, 2016 and December 31, 2017.

▪	Other real estate owned balances decreased to $5,745,000 at December 31, 2017 when compared to $6,471,000, at December 31, 2016.

▪	The allowance for credit losses as a percentage of gross loans decreased to 1.54%, compared to 1.56% at December 31, 2016.

▪	Total deposits increased to $687,693,000, compared to $676,629,000 at December 31, 2016.

▪	Book value per share increased to $6.00, compared to $5.79 at December 31, 2016.

Dennis Woods, President and Chief Executive Officer, stated: "We are pleased to report an accumulation of earnings, which has resulted in a successful 2017. Excluding Non-Core items such as the Fair Value Adjustment for Trust Preferred Securities (“TRUPS”), the gain on sale of Other Real Estate Owned (OREO), and a write-down of deferred tax assets ("DTA") due to the Tax Cuts and Jobs Act of 2017, net income would be $9,954,000 for the year ended December 31, 2017, an increase of approximately 29.71% compared to net income of $7,674,000 for the same period in 2016. None of these items are part of Core Income and specifically the TRUPS Fair Value Adjustment is dependent upon market rates, which can ‘add to’ or ‘subtract from’ Core Income and mask Core Income change.” Management believes that our financial results are more comparative excluding the impact of the fair value adjustment for TRUPS, the gain on sale of OREO and the write-down of the DTA related to the Tax Cuts and Jobs Act of 2017.

A reconciliation of Core Income, as a non-GAAP measure, to Net Income appears at the end of this Press Release.

Results of Operations

Annualized return on average equity (ROAE) for the year ended December 31, 2017 was 8.63%, compared to 7.86% for the year ended December 31, 2016. Annualized return on average assets (ROAA) was 1.07% for the year ended December 31, 2017, compared to 0.98% for the year ended December 31, 2016. ROAE for the quarter ended December 31, 2017 was 6.34% compared to 6.38% for the same period in 2016. ROAA was 0.79% for the quarter ended December 31, 2017, compared to 0.79% for the same period in 2016. The average cost of deposits was 0.21% for the quarter ended December 31, 2017, up from 0.20% for the quarter ended December 31, 2016.

Net interest income after the provision for credit losses for the year ended December 31, 2017 totaled $31,176,000, an increase of $3,091,000, or 11.01%, from the net interest income of $28,085,000 for the same period ended December 31, 2016. The Company's net interest margin increased from 4.11% for the year ended December 31, 2016 to 4.27% for the year ended December 31, 2017. The 16 basis point increase in net interest margin in the period-to-period comparison was the result of higher yields on both the loan portfolio and overnight deposits, partially offset by increasing cost of deposits. The yield on loans increased from 5.21% for the year ended December 31, 2016 to 5.42% for the year ended December 31, 2017. The 21 basis point increase in loan yields is primarily the result of growth of the higher-yielding student loan portfolio and increases on rates throughout the loan portfolio reflecting the increase in the prime rate. The increase in net interest income on a year-over-year comparison is the result of loan growth. Net interest income after the provision for credit losses for the quarter ended December 31, 2017 totaled $8,096,000, an increase of $698,000 from the net interest income of $7,398,000 for the same period ended December 31, 2016.

Non-interest income for the year ended December 31, 2017 totaled $4,306,000, reflecting a decrease of $208,000 from $4,514,000 in non-interest income reported for the year ended December 31, 2016. Customer service fees, which represent the largest portion of the Company's non-interest income, totaled $3,851,000 and $3,792,000 for the years ended December 31, 2017 and 2016, respectively. On a year-over-year comparative basis, non-interest income decreased primarily due to the change in fair value option of financial liability caused by fluctuations in the LIBOR yield curve. The Company recorded a $882,000 loss on the fair value option of financial liability for the year ended December 31, 2017, compared to a $518,000 loss for the same period ended December 31, 2016.

Non-interest income for the quarter ended December 31, 2017 totaled $1,155,000, reflecting an increase of $414,000 from $741,000 in non-interest income reported for the quarter ended December 31, 2016. This increase was primarily due to a $194,000 loss recorded on the fair value option of financial liability for the quarter ended December 31, 2017, compared to a $566,000 loss for the same period ended 2016. The change in the fair value of financial liability was primarily caused by fluctuations in the LIBOR yield curve. Customer service fees totaled $954,000 for the quarter ended December 31, 2017, as compared to $925,000 for the quarter ended December 31, 2016.

For the year ended December 31, 2017, non-interest expense totaled $19,803,000, a decrease of $542,000 compared to $20,345,000 for the year ended December 31, 2016. On a year-over-year comparative basis, non-interest expense decreased primarily due to decreases of $413,000 in the net cost on operation and sale of OREO, $376,000 in regulatory assessments, and $60,000 in professional fees, partially offset by an increase of $193,000 in salaries and employee benefit expenses. Professional fees for the year ended December 31, 2016, included a $125,000 legal settlement. Salaries and employee benefit expenses for the year ended December 31, 2017, reflect increases in salaries, higher group insurance expenses, and increases in incentives and bonuses.

Non-interest expense totaled $5,260,000 for the quarter ended December 31, 2017, a decrease of $98,000 as compared to $5,358,000 reported for the quarter ended December 31, 2016. On a quarter-over-quarter comparative basis, non-interest expense decreased primarily due to decreases in salary and employee benefits and regulatory assessments, partially offset by increases in professional fees, occupancy expenses, and net cost on operation and sale of OREO. The decrease is salary and employee benefits was primarily due to a $385,000 accrual in 2016 for bonuses as compared to an accrual of $79,000 in the quarter ended December 31, 2017. The increase in professional fees was a result of $156,000 consulting fees paid for the generation of tax credits.

Balance Sheet Review

Total assets increased $17,864,000, or 2.27%, for the year ended December 31, 2017, due primarily to increases of $31,556,000 in gross loan balances. The increase in loan balances was reflected as increases in the commercial real estate loan portfolio of $21,000,000 and increases in the student loan portfolio of $22,000,000. These increases were offset by decreases of $8,400,000 in the real estate construction and development portfolio, and decreases of $2,600,000 in the residential mortgages portfolio.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017, was signed into law, reducing the federal corporate tax rate to 21% from the existing maximum rate of 35%, effective January 1, 2018. As a result, The Company’s net deferred tax asset was revalued at the new lower tax rate as of December 31, 2017. The revaluation resulted in a write-down of $986,000. The impact to earnings for the fourth quarter 2017 is $0.06 per share. The subsequent expense due to this write-down is expected to be recovered within two quarters through the savings attributed to the change in the noted tax rate.

Total deposits increased $11,064,000, or 1.64%, to $687,693,000 during the year ended December 31, 2017. The overall increase was led by an increase of $44,602,000 in noninterest bearing deposits and an increase of $4,621,000 in NOW, money market, and savings accounts. These increases were offset by a decrease of $38,159,000 in time deposits. Time deposits as of December 31, 2016 included $17,185,000 in brokered CDs and $18,482,000 in out of market CDs. The increase in core deposits such as noninterest bearing, NOW, money market, and savings accounts allowed the Company to run off expensive non-core deposits such as brokered and out of market CDs in 2017. Interest bearing deposits and savings accounts increased 1.49% to $315,562,000 at December 31, 2017, compared to $310,941,000 at December 31, 2016. Noninterest bearing deposits increased 16.98% to $307,299,000 at December 31, 2017, compared to $262,697,000 at December 31, 2016. As a result of the increases in demand deposits, NOW, money market, and saving accounts, net core deposits increased $49,223,000.

Shareholders’ equity at December 31, 2017 was $101,352,000, up $4,698,000 from shareholders’ equity of $96,654,000 at December 31, 2016. The increase in equity was a result of net earnings for the period.

The Board of Directors of United Security Bancshares declared cash dividends on common stock on April 25, 2017, and June 27, 2017, for $0.05 per share, and on September 26, 2017, and December 19, 2017, for $0.07 per share. The dividends were payable on May 17, 2017, to shareholders of record as of May 8, 2017, on July 21, 2017, to shareholders of record as of July 7, 2017, on October 19, 2017, to shareholders of record as of October 10, 2017, and on January 16, 2018, to shareholder of record as of January 4, 2018. No assurances can be provided that future dividends, whether payable in stock or cash, will be declared and/or as to the timing of such future dividends, if any.

Credit Quality

The Company recorded a provision for credit losses of $24,000 for the year ended December 31, 2017, compared to a recovery of provision of $21,000 for the year ended December 31, 2016. Net loan recoveries totaled $341,000 for the year ended December 31, 2017, as compared to net loan losses of $790,000 for the year ended December 31, 2016. The Company recorded a provision for credit loss of $48,000 for the quarter ended December 31, 2017, compared to a recovery of provision for credit losses of $14,000 for the quarter ended December 31, 2016. Net loan recoveries totaled $61,000 for the quarter ended December 31, 2017, as compared to net loan charge-offs of $2,000 for the quarter ended December 31, 2016.

The Company's allowance for loan loss totaled 1.54% of the loan portfolio at December 31, 2017, compared to 1.56% at December 31, 2016. In determining the adequacy of the allowance for loan losses, the judgment of the Company's management is a significant factor and management considers the allowance for credit losses at December 31, 2017 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased approximately $1,396,000 between December 31, 2016 and December 31, 2017 to $17,485,000. Nonperforming assets as a percentage of total assets decreased from 2.40% at December 31, 2016 to 2.17% at December 31, 2017. The decrease in nonperforming assets is mainly attributed to decreases in nonaccrual loans, impaired loans and OREO. Nonaccrual loans decreased $1,968,000 between December 31, 2016 and December 31, 2017 to $5,296,000. Impaired loans totaled $14,790,000 at December 31, 2017, a decrease of $1,389,000 from the balance of $16,179,000 at December 31, 2016. OREO totaled $5,745,000 at December 31, 2017 as compared to $6,471,000 at December 31, 2016.

About United Security Bancshares
United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 11 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, Consumer Lending, and Financial Services departments. For more information, please visit www.unitedsecuritybank.com.

NON-GAAP FINANCIAL MEASURES
This press release and the accompanying financial tables contain a non-GAAP financial measure (Net Income before Non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial tables, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company's operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8)

changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California’s budget issues, including the effect on Federal spending due to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on the Company's specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect the Company's performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and particularly the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations." Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31, 2017	December 31, 2016
Assets
Cash and non-interest-bearing deposits in other banks	$35,237	$25,781
Cash and due from Federal Reserve Bank	72,697	87,251
Cash and cash equivalents	107,934	113,032
Interest-bearing deposits in other banks	0	650
Investment securities available for sale (at fair value)	45,722	57,491
Loans and leases, net of unearned fees	602,390	570,834
Less: Allowance for credit losses	(9,267)	(8,902)
Net loans	593,123	561,932
Premises and equipment - net	10,165	10,445
Other real estate owned	5,745	6,471
Goodwill and intangible assets	4,488	4,488
Cash surrender value of life insurance	19,752	19,047
Deferred income tax asset - net	2,389	3,298
Accrued interest receivable	6,526	3,895
Other assets	9,992	7,223
Total assets	$805,836	$787,972

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing demand deposits	$307,299	$262,697
Money market, NOW, and savings	315,562	310,941
Time	64,832	102,991
Total deposits	687,693	676,629
Accrued interest payable	44	76
Other liabilities	7,017	5,781
Junior subordinated debentures (at fair value)	9,730	8,832
Total liabilities	704,484	691,318

Total shareholders' equity	101,352	96,654
Total liabilities and shareholders' equity	$805,836	$787,972

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Interest income:
Interest and fees on loans	$8,035	$7,460	$30,817	$28,182
Interest on investment securities	210	207	901	825
Interest on deposits in FRB	349	110	1,207	458
Interest on deposits in other banks	1	2	5	8
Total interest income	8,595	7,779	32,930	29,473
Interest expense:
Interest on deposits	370	329	1,426	1,167
Interest on other borrowed funds	81	66	304	242
Total interest expense	451	395	1,730	1,409
Net interest income	8,144	7,384	31,200	28,064
Provision (recovery) for Credit Losses	48	(14)	24	(21)
Net interest income after provision (recovery) for credit losses	8,096	7,398	31,176	28,085
Non-interest income:
Customer service fees	954	925	3,851	3,792
Increase in cash surrender value of bank-owned life insurance	133	136	534	530
Loss on Fair Value of Financial Liability	(194)	(566)	(882)	(518)
Loss on sale of other investment	—	—	3	—
Gain on sale of fixed assets	74	—	73	—
Other non-interest income	188	246	727	710
Total non-interest income	1,155	741	4,306	4,514
Non-interest expense:
Salaries and employee benefits	2,672	3,036	10,821	10,628
Occupancy expense	1,110	1,010	4,254	4,222
Data processing	38	40	119	148
Professional fees	521	377	1,433	1,493
Regulatory assessments	78	134	391	767
Director fees	74	66	289	284
Correspondent bank service charges	16	19	71	77
(Gain) loss on California tax credit partnership	(9)	36	109	158
Net loss (gain) on operation and sale of OREO	107	47	(150)	263
Other non-interest expense	653	593	2,466	2,305
Total non-interest expense	5,260	5,358	19,803	20,345

Income before income tax provision	3,991	2,781	15,679	12,254
Provision for income taxes	2,354	1,226	7,039	4,869
Net income	$1,637	$1,555	$8,640	$7,385

Basic earnings per common share	$0.10	$0.09	$0.51	$0.44
Diluted earnings per common share	$0.10	$0.09	$0.51	$0.44
Weighted average basic shares for EPS	16,885,615	16,883,001	16,885,578	16,881,379
Weighted average diluted shares for EPS	16,906,665	16,893,863	16,904,063	16,889,027

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Average Balances:
Loans (1)	$580,981	$566,521	$569,079	$540,777
Investment securities – taxable	47,258	59,226	52,513	49,612
Interest-bearing deposits in other banks	620	1,475	644	1,517
Interest-bearing deposits in FRB	109,099	81,720	108,218	90,393
Total interest-earning assets	737,958	708,942	730,454	682,299
Allowance for credit losses	(9,215)	(8,930)	(9,067)	(9,311)
Cash and due from banks	24,694	21,171	22,225	21,886
Other real estate owned	5,746	7,024	5,998	9,100
Other non-earning assets	62,927	50,532	54,520	49,723
Total average assets	822,110	778,739	804,130	753,697

Interest bearing deposits	397,340	396,606	398,554	375,538
Junior subordinated debentures	9,499	8,246	9,211	8,058
Total interest-bearing liabilities	406,839	404,852	407,765	383,596
Non-interest-bearing deposits	305,806	268,390	289,334	268,712
Other liabilities	7,028	8,808	6,871	7,673
Total liabilities	719,673	682,050	703,970	659,981
Total equity	102,437	96,689	100,160	93,716
Total liabilities and equity	$822,110	$778,739	$804,130	$753,697

Average Rates:
Loans (1)	5.49%	5.24%	5.42%	5.21%
Investment securities- taxable	1.76%	1.39%	1.72%	1.66%
Interest-bearing deposits in other banks	0.64%	0.54%	0.78%	0.53%
Interest-bearing deposits in FRB	1.27%	0.54%	1.12%	0.51%
Earning assets	4.62%	4.37%	4.51%	4.32%
Interest bearing deposits	0.37%	0.33%	0.36%	0.31%
Junior subordinated debentures	3.38%	3.18%	3.30%	3.00%
Total interest-bearing liabilities	0.44%	0.39%	0.42%	0.37%
Net interest margin	4.38%	4.15%	4.27%	4.11%

(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.

United Security Bancshares
Credit Quality (unaudited)
(dollars in thousands)
	December 31, 2017	December 31, 2016
Commercial and industrial	$212	$565
Real estate - mortgage	742	1,126
RE construction & development	4,342	4,608
Installment/other	—	965
Total Nonaccrual Loans	$5,296	$7,264

Loans past due 90 days and still accruing	360	—
Restructured Loans	6,084	5,146
Total nonperforming loans	$11,740	$12,410
Other real estate owned	5,745	6,471
Total nonperforming assets	$17,485	$18,881

Nonperforming assets to total gross loans	2.90%	3.31%
Nonperforming assets to total assets	2.17%	2.40%
Allowance for loan losses to nonperforming loans	78.94%	71.73%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended December 31,		Year ended December 31,
	2017	2016	2017	2016

Return on average assets	0.79%	0.79%	1.07%	0.98%
Return on average equity	6.34%	6.38%	8.63%	7.86%
Net (recoveries) charge-offs to average loans	(0.04)%	0.00%	(0.06)%	(0.15)%

	December 31, 2017	December 31, 2016
Shares outstanding - period end	16,885,615	16,705,594
Book value per share	$6.00	$5.79
Efficiency ratio (1)	54.83%	60.68%
Total impaired loans	$14,790	$16,179
Net Loan to deposit ratio	86.25%	83.05%
Allowance for credit losses to total loans	1.54%	1.56%
Total capital to risk weighted assets
Company	17.54%	17.26%
Bank	17.31%	17.19%
Tier 1 capital to risk-weighted assets
Company	16.29%	16.01%
Bank	16.06%	15.94%
Common equity tier 1 capital to risk-weighted assets
Company	14.81%	14.68%
Bank	16.06%	15.94%
Tier 1 capital to adjusted average assets (leverage)
Company	13.01%	12.97%
Bank	12.90%	12.99%

(1) Efficiency ratio is defined as total noninterest expense minus net cost on operation of OREO divided by net interest income before provision for credit losses plus total noninterest income minus loss on fair value of financial liability.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (dollars in thousands)
(unaudited)
	Years Ended December 31
	2017	2016	Change $	Change %
Net Income	$8,640	$7,385	$1,689	22.87%

TRUPs (1) Fair Value Adjustment (Loss) Gain Pretax	(882)	(518)
Gain on sale of Other Real Estate Owned (OREO) (2)	336	37
Total balance of Non-Core items	(546)	(481)

Income Tax Effect (40%)	(218)	(192)
Non-Core Items Net of Taxes	(328)	(289)

Effect of DTA Revaluation (3)	986	—

Non-GAAP Core Net Income	$9,954	$7,674	$2,280	29.71%

(1)	Trust Preferred Securities (“TRUPs”) Fair Value Adjustment is not part of Core Income and depending upon market rates, can “add to” or “subtract from” Core Income and mask Core Income change.
(2) Gain on sale of Other Real Estate Owned (OREO) is not part of Core Income.
(3) This write-down is the result of the change in the corporate tax rate effective December 31, 2017 and is not part of Core
Income.